As filed with the Securities and Exchange Commission on June 26, 2020

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVAXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	02-0563870
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

305 College Road East
Princeton, New Jersey	08540
(Address of Principal Executive Offices)	(Zip Code)

Advaxis, Inc. 2015 INCENTIVE PLAN

(Full title of the plan)

Molly Henderson
Chief Financial Officer	David C. Schwartz, Esq.
Advaxis, Inc.	Morgan, Lewis & Bockius LLP
305 College Road East	502 Carnegie Center
Princeton, NJ 08540	Princeton, New Jersey 08540
(609) 452-9813	(609) 919 6600
(Name, address, telephone number,	(With copies to)
including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [X]	Smaller reporting company [X]	Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	6,062,257	$0.6052	$3,668,877.94	$477.00

(1)	166,667 and 166,667 shares of common stock, $0.001 par value per share (“Common Stock”), of Advaxis, Inc. (the “Registrant”) were automatically added to the shares authorized for issuance under the Advaxis, Inc. 2015 Incentive Plan (the “2015 Plan”) on January 1, 2019 and January 1, 2020, respectively, pursuant to an “evergreen” provision contained in the 2015 Plan. Pursuant to such provision, on January 1, 2018 and on every January 1 thereafter for 10 years, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2015 Plan is increased by the lesser of: (i) 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, (ii) 2,500,000 shares, or (iii) a lesser number determined by the Registrant’s Board of Directors (the “Board”) on January 1 of each calendar year. This Registration Statement on Form S-8 also covers 5,122,256 shares of Common Stock added to the shares authorized for issuance under the 2015 Plan pursuant to an amendment to the 2015 Plan approved by the Registrant’s stockholders at the Registrant’s 2020 Annual Meeting of Stockholders. This Registration Statement on Form S-8 also covers 606,667 shares of Common Stock that are available for grant and relate to underlying awards outstanding under the Registrant’s Amended and Restated 2011 Omnibus Incentive Plan as of the effective date of the 2015 Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 also covers an indeterminate number of shares of Common Stock that may be offered or issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Global Select Market on June 24, 2020. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Registration Statement on Form S-8 only.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering an additional 6,062,257 shares of common stock, $0.001 par value per share (the “Common Stock”), of Advaxis, Inc. (the “Registrant”) authorized for issuance under the Advaxis, Inc. 2015 Incentive Plan (the “2015 Plan”), for which Registration Statements on Form S-8 relating to the same employee benefit plan are effective. Of these 6,062,257 shares, 166,667 and 166,667 shares of Common Stock were automatically added to the shares authorized for issuance under the 2015 Plan on January 1, 2019 and January 1, 2020, respectively, pursuant to an “evergreen” provision contained in the 2015 Plan. Pursuant to such provision, on January 1, 2018 and on every January 1 thereafter for 10 years, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2015 Plan is increased by the lesser of: (i) 5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year, (ii) 2,500,000 shares, or (iii) a lesser number determined by the Registrant’s Board of Directors (the “Board”) on January 1 of each calendar year. 5,133,256 shares of Common Stock covered by this Registration Statement were added to the shares authorized for issuance under the 2015 Plan pursuant to an amendment to the 2015 Plan, a copy of which is filed herewith as Exhibit 10.4, which was approved by the Registrant’s stockholders at the Registrant’s 2020 Annual Meeting of Stockholders. The remaining 606,667 shares of Common Stock covered by this Registration Statement are available for grant and relate to underlying awards outstanding under the Registrant’s Amended and Restated 2011 Omnibus Incentive Plan as of the effective date of the 2015 Plan that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason.

The Registrant previously filed the Registration Statements on Form S-8 (File Nos. 333-204939, 333-210285, 333-217218 and 333-222483) on June 15, 2015, March 18, 2016, April 7, 2017, and January 9, 2018, respectively, with the Commission to register an aggregate of 587,743 shares of Common Stock (as adjusted for the Registrant’s 15-for-1 reverse stock split, effective March 29, 2019) that were authorized for issuance under the 2015 Plan (collectively, the “Prior Registration Statements”). Upon the effectiveness of this Registration Statement, an aggregate of 6,650,000 shares of Common Stock will be registered for issuance from time to time under the 2015 Plan. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented herein.

INCORPORATION BY REFERENCE

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statements, with respect to securities offered pursuant to the 2015 Plan, are hereby incorporated by reference.

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, filed with the Commission on December 20, 2019, and amended by Amendment No. 1 thereto on Form 10-K/A, filed on January 21, 2020, and Amendment No. 2 thereto on Form 10-K/A, filed on February 28, 2020;

(2) The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2020 and April 30, 2020, filed with the Commission on March 13, 2020 and June 11, 2020, respectively;

(3) The Registrant’s Current Reports on Form 8-K filed with the Commission on January 7, 2020, January 16, 2020, January 23, 2020, February 13, 2020, February 14, 2020, February 20, 2020, February 27, 2020, April 10, 2020, April 20, 2020, May 5, 2020 and May 8, 2020; and

(4) The description of the Registrant’s Common Stock, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on October 15, 2013, and all amendments and reports updating such description.

In addition, all documents that the Registrant files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

See the exhibit index below, which is incorporated by reference herein.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

5.1	Opinion of Morgan, Lewis & Bockius LLP (filed herewith)
10.1	Advaxis, Inc. 2015 Incentive Plan (incorporated by reference to Annex A to DEF 14A Proxy Statement filed by the Registrant with the Commission on April 7, 2015)

10.2	Amendment to the Advaxis, Inc. 2015 Incentive Plan (incorporated by reference to Exhibit B to DEF 14A Proxy Statement filed by the Registrant with the Commission on February 11, 2016)

10.3	Amendment to the Advaxis, Inc. 2015 Incentive Plan (incorporated by reference to Exhibit A to DEF 14A Proxy Statement filed by the Registrant with the Commission on February 10, 2017)

10.4	Amendment to the Advaxis, Inc. 2015 Incentive Plan (incorporated by reference to Exhibit A to DEF 14A Proxy Statement filed with the Commission on March 20, 2020)

23.1	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)

23.2	Consent of Marcum LLP (filed herewith)
24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on this 26th day of June, 2020.

Advaxis, Inc.
(Registrant)

By:	/s/ Molly Henderson
Name:	Molly Henderson
Title:	Chief Financial Officer

KNOW BY ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth A. Berlin and Molly Henderson, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 (this “Registration Statement”) and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratify and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the date listed below.

Signature	Capacity	Date

/s/ Kenneth A. Berlin	President and Chief Executive Officer, Director	June 26, 2020
Kenneth A. Berlin	(Principal Executive Officer)

/s/ Molly Henderson	Chief Financial Officer	June 26, 2020
Molly Henderson	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Dr. David Sidransky	Chairman of the Board of Directors	June 26, 2020
Dr. David Sidransky

/s/ Dr. James P. Patton	Vice Chairman of the Board of Directors	June 26, 2020
Dr. James P. Patton

/s/ Dr. Samir N. Khleif	Director	June 26, 2020
Dr. Samir N. Khleif

/s/ Richard J. Berman	Director	June 26, 2020
Richard J. Berman

/s/ Roni A. Appel	Director	June 26, 2020
Roni A. Appel